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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*
                                -----------

                           RESTORATION HARDWARE INC.
          -----------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
          -----------------------------------------------------------
                        (Title of Class of Securities)

                                   760981100
                 ---------------------------------------------
                                (CUSIP Number)

                                      N/A
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [_] Rule 13d-1(b)
          [_] Rule 13d-1(c)
          [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 760981100                                            PAGE 2 OF 5 PAGES
-------------------                                            -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      EDWARD W. ROSE III
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United States
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                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          913,958
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          913,958
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      913,958
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      3.84%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------
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CUSIP NO.760981100                                             PAGE 3 OF 5 PAGES
------------------                                             -----------------
Item 1.

         Item 1(a)  Name of Issuer:
                    Restoration Hardware, Inc.

         Item 1(b)  Address of Issuer's Principal Executive Offices:
                    15 Koch Road, Suite J, Corte Madera, CA 94925

Item 2.

         Item 2(a)  Name of Person Filing:
                    Edward W. Rose III

         Item 2(b)  Address or principal business office or, if none, residence:
                    500 Crescent Court, Suite 250, Dallas, Texas 75201

         Item 2(c)  Citizenship:
                    United States

         Item 2(d)  Title of class of securities:
                    Common Stock

         Item 2(e)  CUSIP No.:
                    760981100

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

         (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)  [_] An investment adviser in accordance with Rule 13d-
              1(b)(1)(ii)(E);

         (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [_]
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CUSIP NO. 760981100                                            PAGE 4 OF 5 PAGES
--------------------                                           -----------------
Item 4.  Ownership.

         Item 4(a)  Amount beneficially owned: 913,958

         Item 4(b)  Percent of class: 3.84%

         The calculation of the percentage of beneficial ownership of Restoration Hardware Inc. ("RSTO") Common Stock is based upon 23,801,535 shares of RSTO common stock outstanding, as reported in RSTO's most recent filing with the Securities and Exchange Commission.

         Item 4(c)   Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote: 913,958

                     (ii)  Shared power to vote or to direct the vote:  0

                     (iii) Sole power to dispose or to direct the disposition
                           of: 913,958

                     (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of a Group.

         Not Applicable.

Item 10. Certifications.

         Item 10(a)  Not Applicable.

         Item 10(b)  Not Applicable.
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CUSIP NO. 760981100                                            PAGE 5 OF 5 PAGES
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Signature
---------

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


August 17, 2001                                /s/ EDWARD W. ROSE III
                                               -----------------------------
                                               Edward W. Rose III